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Exhibit 4.2

 DEED OF GUARANTEE

Dated as of 14 May, 2003

OAO LIANOZOVO DAIRY PLANT

OAO TSARITSINO DAIRY PLANT

ZAO TRADE COMPANY WIMM-BILL-DANN

as Guarantors

and

UBS (LUXEMBOURG) S.A.

as Lender

CLEARY, GOTTLIEB, STEEN & HAMILTON

City Place House,
55 Basinghall Street,
London EC2V 5EH

THIS DEED OF GUARANTEE is entered into on 14 May, 2003

BETWEEN:

(1)
OAO LIANOZOVO DAIRY PLANT and OAO TSARITSINO DAIRY PLANT, each an open joint stock company organised under the laws of the Russian Federation and ZAO TRADE COMPANY WIMM-BILL-DANN, a closed joint stock company organised under the laws of the Russian Federation (each a "Guarantor" and collectively, the "Guarantors"); and

(2)
UBS (LUXEMBOURG) S.A., a bank established under the laws of Luxembourg and whose registered office is 36-38 Grand' rue, L-1660 Luxembourg, Luxembourg (the "Lender")

WHEREAS:

The Lender has agreed, pursuant to the terms of the Loan Agreement, to grant to the Borrower a single disbursement term loan facility in the amount of U.S.$150,000,000 and each Guarantor has agreed to guarantee all the obligations of the Borrower to the Lender under the Loan Agreement on an irrevocable, unconditional, joint and several basis.

NOW THIS DEED WITNESSETH AS FOLLOWS:

INTERPRETATION

Terms defined in the Loan Agreement dated 14 May, 2003 (the "Loan Agreement") between the Lender and Open Joint Stock Company Wimm-Bill-Dann Foods as Borrower (the "Borrower") shall have the same meaning when used in this Guarantee except as otherwise stated and except that, for the purposes of this Guarantee:

(1)
the term "Guarantor" shall include any of the Borrower's Subsidiaries from time to time guaranteeing the obligations of the Borrower under the Loan Agreement; and

(2)
the term "Subsidiary", except as the context otherwise requires, shall be construed as a reference to the Subsidiary of the relevant Guarantor and shall not be deemed to include any Guarantor.

1.	GUARANTEE AND INDEMNITY
1.1	Guarantee and Indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
(a) guarantees to the Lender the due and punctual performance by the Borrower of all the Borrower's obligations under the Loan Agreement;
(b)
undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with the Loan Agreement, that Guarantor shall immediately on demand pay or cause to be paid in full that amount as if it was the principal obligor; and
(c)
indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal including any and all reasonable expenses properly documented, such as legal fees and expenses incurred by the Lender in enforcing any rights under the Loan Agreement or this Guarantee.
1.2	Continuing guarantee
This Guarantee is a continuing guarantee and extends to the total balance of sums payable by the Borrower under the Loan regardless of any intermediate payment or discharge in whole or in part.
1.3	Reinstatement

If any payment by the Borrower is avoided or reduced or any discharge given by the Lender or the agreed funding source (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) as a result of any insolvency, reorganization or similar event in respect of the Borrower:
(a) the liability of each Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b) the Lender shall be entitled to recover the full amount of such payment from each Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

1.4	Waiver of defences

As between each Guarantor and the Lender, but without affecting the Borrower's obligations, each Guarantor will be liable as if it were the sole principal debtor and not merely a surety. Accordingly, such Guarantor will not be discharged nor will its liability be affected, by anything which would not discharge it or affect its liability if it were the sole principal debtor, including:
	(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;
	(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
	(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;
	(e)	any amendment (however fundamental) or replacement of the Loan Agreement or any other document or security;
(f)
any unenforceability, illegality or invalidity of any obligation of any person under the Loan Agreement or any other document (including any other guarantee given in respect of the Loan) or security or the absence of any action to enforce the same;
	(g)	any insolvency or similar proceedings; or
	(h)	any failure by any party to perform any requisite due diligence or to present any requisite document, claim, demand for payment, protest or notice with respect to the Loan Agreement.
1.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of the Loan Agreement to the contrary.
1.6	Appropriations
Until all amounts which may be or become payable by the Borrower pursuant to the terms of the Loan Agreement have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:
(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
	(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Guarantee.
1.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Borrower pursuant to the terms of the Loan Agreement have been irrevocably paid in full no Guarantor will exercise any rights which it may have by reason of the performance by it of its obligations under this Guarantee:
	(a)	to be indemnified by the Borrower;
	(b)	to claim any contribution from any other Guarantor of the Borrower's obligations under the Loan Agreement; and/or
(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Loan Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Loan Agreement by the Lender.

1.8	Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender, for the avoidance of doubt including any other guarantee (present or future) given in connection with the Loan Agreement.
1.9	Acceleration

Each Guarantor further agrees that, as between it, on the one hand, and the Lender, on the other hand, (i) for the purposes of this Guarantee, the maturity of the obligations guaranteed by this Guarantee may be accelerated as provided in Clauses 7 (Prepayments) and 15 (Events of Default) of the Loan Agreement, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed thereby; provided, however, that if a court of competent jurisdiction determines that the Loan was improperly accelerated pursuant to the terms thereof, then the maturity of such obligations may not be accelerated for the purposes of this Guarantee, and (ii) in the event of any acceleration of such obligations (whether or not due and payable) such obligations shall forthwith become due and payable by each Guarantor for purposes of this Guarantee.
1.10	Termination and accession of Guarantors

Provided that the Borrower complies with the requirements of Clause 14.13 of the Loan Agreement, this Guarantee can be terminated in relation to any Guarantor at any time by the Borrower and the relevant Guarantor without the consent of the Lender (and, following the execution of any agreements entered into in connection with the agreed funding source, without the consent of the party designated by such agreements) provided that a notice of such intended termination is delivered to the Lender (and, following the execution of the agreements entered into in connection with the agreed funding source, to the party designated by such agreements) not later than 15 days before such intended termination. Should the Borrower become subject to the requirement to procure additional guarantees in accordance with Clause 14.13 of the Loan Agreement the Subsidiary or Subsidiaries selected by the Borrower to become new or additional Guarantors (each, an "New Guarantor") shall accede to this Guarantee by executing a deed of accession (the "Deed of Accession"), the form of which is attached hereto as the Schedule, with any necessary modifications arising from any applicable laws or regulations of the jurisdiction of incorporation of the relevant Guarantor.
2.	REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

Each Guarantor makes, in respect of itself, the following representations and warranties and acknowledges that the Lender has entered into the Loan Agreement in reliance on these representations and warranties.
2.1	Due Organisation

Except as described in Schedule II to the Side Letter, the Guarantor and its Subsidiaries have been duly incorporated and is validly existing as a legal entity under the laws of its jurisdictions of incorporation and has full power and authority (corporate and other) to own or lease its properties and conduct its business as described in Schedule II to the Side Letter, except where the failure to do so would not have a material adverse effect in relation to that Guarantor and its subsidiaries taken as a whole (a "Material Adverse Effect"); and the Guarantor and each of its Subsidiaries is duly qualified to do business as a legal entity in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to do so would not have a Material Adverse Effect.
2.2	Authorisations

The Guarantor has full corporate power and authority to enter into this Guarantee, and this Guarantee has been duly authorised, executed and delivered by that Guarantor, and is a legal, valid and binding obligation of that Guarantor, enforceable against that Guarantor in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

2.3	No Conflict

Neither the Guarantor nor any of its Subsidiaries is in violation of its charter or by-laws or other constitutive documents; and no default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any agreement or instrument (for the avoidance of doubt including this Guarantee) to which the Guarantor or any of its Subsidiaries is a party or by which the Guarantor or any of its Subsidiaries is bound or to which any of their respective properties is subject, except, in each case, where such default or event would not, individually or in the aggregate, have a Material Adverse Effect.

The execution, delivery and performance of this Guarantee by the Guarantor, the compliance by the Guarantor with all the provisions hereof and the consummation of the transactions contemplated hereby (a) will not require any consent, approval, authorisation or other order of any court, regulatory body, administrative agency or other governmental body (except as such may be required under the securities or Blue Sky laws of the various states of the United States or any securities laws of any jurisdiction other than Russia, Luxembourg, the United Kingdom and the Federal law of the United States) except for such consents, approvals, authorisations or other orders as have been obtained and which are in full force and effect and except for such consents as may be obtained within 30 days of the requirement for such consent arising, (b) will not conflict with or constitute a breach of any of the terms or provisions of, or constitute a default under, the charter or other constitutive documents of the Guarantor, (c) will not conflict with or constitute a breach of any agreement, indenture or other instrument to which the Guarantor or any of its Subsidiaries is a party or by which the Guarantor, any of its Subsidiaries or their respective property or assets are bound, and (d) will not violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to that Guarantor, any of the its Subsidiaries or their respective property, except, in the case of clause (c), for any conflict, breach or violation which would not have a Material Adverse Effect.
2.4	Financial Statements

The audited financial statements of the Guarantor and the related notes thereto, as contained in Schedule I and Schedule II to the Side Letter, were prepared in accordance with Russian GAAP consistently applied throughout the periods involved, except as set forth in Schedule II to the Side Letter, and present fairly, in all material respects, the financial position of the Guarantor as at the dates at which they were prepared and the results of the operations and the cash flows of the Guarantor in respect of the periods for which they were prepared. The other financial and statistical information and data set forth in Schedule I and Schedule II to the Side Letter is, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Guarantor and its Subsidiaries. Since the 31 December, 2002 financial statements contained in Schedule I and Schedule II to the Side Letter and, except as disclosed in Schedule II to the Side Letter, (a) there has been no material adverse change in the condition (financial or otherwise) or affecting the business, prospects, financial position, or results of operations of the Guarantor or the Guarantor and its Subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business; and (b) neither the Guarantor nor any of its Subsidiaries have entered into any transaction or agreement material to the Guarantor or to the Guarantor and its Subsidiaries taken as a whole, other than in the ordinary course of business.

The selected Guarantor financial information, as contained in Schedule I and Schedule II to the Side Letter, was prepared on the basis stated therein, consistently applied and without any material adjustments not disclosed therein, and present fairly, in all material respects, those aspects of the financial position of each Guarantor that are stated therein.
2.5	No Other Indebtedness

The Guarantor has no Indebtedness, other than Indebtedness (a) as set forth in the December 31, 2002 audited consolidated balance sheet of the Guarantor; (b) as disclosed in Schedule II to the Side Letter or (c) that in the aggregate would not have a Material Adverse Effect.
2.6	Payment in U.S. Dollars

All payment obligations of the Guarantor under this Agreement are required by the terms hereof to be paid in U.S. dollars, and the Guarantor has received all required approvals, consents, licenses and permissions to make and may make such payments in U.S. dollars.

2.7	Taxes

Except as disclosed in Schedule II to the Side Letter, each of the Guarantor and its Subsidiaries that are also Significant Subsidiaries have duly filed with the appropriate Tax Authorities, or has received an extension for filing with respect to, all tax returns, reports and other information required to be filed by it, and each such tax return, report, or other information was, when filed, accurate and complete in all material respects; and, except as disclosed in Schedule II to the Side Letter, each of the Guarantor and its Subsidiaries that are also Significant Subsidiaries has duly paid, or has made adequate reserves for, all Taxes required to be paid by it and any other assessment, fine or penalty levied against it, and to the best of that Guarantor's knowledge, no Tax deficiency is currently asserted against the Guarantor or any of its subsidiaries that are also Significant Subsidiaries, except, in each case, where any such failure to do so would not have a Material Adverse Effect.
2.8	Litigation and Contracts

Except as set forth in Schedule II to the Side Letter, (A) there are no pending legal or governmental proceedings against the Guarantor or any of its Subsidiaries or any of their respective properties and (B) there are no pending legal or governmental proceedings naming, and, to the best knowledge of the Guarantor, there are no threatened legal or governmental proceedings against or naming, that Guarantor or any of its Subsidiaries or any of their respective properties that, in each case, if determined adversely to the Guarantor or any such Subsidiary, would individually or in the aggregate have a Material Adverse Effect or would have a material adverse effect on the ability of that Guarantor to perform its obligations under this Guarantee and, to the best knowledge of that Guarantor, no such proceedings are contemplated.
2.9	Labour

There are no labour disputes involving the employees of the Guarantor or any of its Subsidiaries that exist, or to the best knowledge of the Guarantor, that are threatened, except where such would not, individually or in the aggregate, have a Material Adverse Effect.
2.10	Title, Licenses and Consents

Except as set forth in Schedule II to the Side Letter, each of the Guarantor and its Subsidiaries possess all certificates, authorisations, licences and permits issued by appropriate governmental agencies or bodies necessary to conduct the business now conducted by it, except, in each case, where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect and neither the Guarantor nor any of its Subsidiaries have received any notice of proceedings relating to the revocation or modification or any such certificate, authorization or permit that, if determined adversely to the Guarantor or any of its Subsidiaries, could have a Material Adverse Effect.

Except as set forth in Schedule II to the Side Letter, each of the Guarantor and its Subsidiaries (A) have good and marketable title to all items of real property owned by it and good and marketable title to all other property and assets owned by it, in each case free and clear of any security interests, liens, encumbrances, equities, claims and other defects that would affect the value thereof or interfere with the use made or proposed to be made thereof by it, and (B) holds any real property and buildings leased by that Guarantor and its subsidiaries under valid, subsisting and enforceable leases with no exceptions that would interfere with the use made or proposed to be made thereof by it, except, in each of the cases (A) and (B), where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

Except as set forth in Schedule II to the Side Letter, the Guarantor and each of its Subsidiaries owns or possesses all patents, patent applications, trademarks, service marks, trade names, licenses, copyrights and proprietary or other confidential information currently employed by it in connection with its businesses (collectively, "intellectual property rights"), except, in each case, where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Guarantor nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Guarantor or any of its Subsidiaries, could individually or in the aggregate have a Material Adverse Effect.

2.11	Adequate Insurance

The Guarantor and each of its subsidiaries that are also Significant Subsidiaries have, where relevant, applied for insurance with insurer or insurers of sufficient standing against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged in the jurisdiction where they operate, respectively; that Guarantor and each of its Subsidiaries that are also Significant Subsidiaries have not been refused any insurance coverage sought or applied for; and that Guarantor and each of its Subsidiaries that are also Significant Subsidiaries have, where relevant, no reason to believe that they will not be able to obtain, within 60 days of the date hereof, such coverage as may be necessary to continue their business at a cost that would not have a Material Adverse Effect.
2.12	No Withholding or Similar Tax

Under current laws and regulations of Russia and Luxembourg and any respective political subdivisions thereof, and based upon the representations of the Lender set forth in Clause 4.6 (Representations of the Lender) of the Loan Agreement, all payments of principal and/or interest, Additional Amounts, Tax Indemnity Amounts or any other amounts payable on or in respect of this Guarantee may be paid by the Guarantor to the Lender in U.S. dollars and will not be subject to Taxes under laws and regulations of Russia, or any political subdivision or Taxing Authority thereof or therein, respectively, and will otherwise be free and clear of any other Tax, duty, withholding or deduction in Luxembourg, Russia, or any political subdivision or Taxing Authority thereof or therein (provided, however, that the Guarantor makes no representation as to any income or similar Tax of Luxembourg (or any Qualifying Jurisdiction) which may be assessed thereon) and without the necessity of obtaining any governmental authorisation in Russia or any political subdivision or Taxing Authority thereof or therein.
2.13	Not an Investment Company
The Guarantor is not and, after giving effect to this Guarantee will not be, required to register as an "investment company" as defined in the U.S. Investment Company Act of 1940, as amended.
2.14	No Liquidation or Similar Proceedings

No receiver or liquidator (or similar person) has been appointed in respect of the Guarantor or any Subsidiary of the Guarantor or in respect of any part of the assets of the Guarantor or any Subsidiary of the Guarantor; no resolution, order of any court, regulatory body, governmental body or otherwise, or petition or application for an order, has been passed, made or presented for the winding up of the Guarantor or any Subsidiary of the Guarantor or for the protection of the Guarantor or any such Subsidiary from its creditors; and that Guarantor has not, and no Subsidiary of the Guarantor has, stopped or suspended payments of its debts, become unable to pay its debts or otherwise become insolvent.
2.15	Certificates

Each certificate signed by any director or officer of the Guarantor and delivered to the Lender or counsel for the Lender on the date of granting this Guarantee shall be deemed to be a representation and warranty by the Guarantor to the Lender as to the matters covered thereby.
2.16	Pari Passu Obligations

The obligations of the Guarantor under this Guarantee will rank at least pari passu in right of payment with all other unsecured and unsubordinated obligations of that Guarantor, except as otherwise provided by mandatory provisions of applicable law.
2.17	No Stamp Taxes
Under the laws of Russia in force at the date hereof, it is not necessary that any stamp, registration or similar Tax be paid on or in relation to this Guarantee.

2.18	Health, Safety and Environment

Each of the Guarantor and its Subsidiaries is in compliance with all statutes, and all rules, regulations, requirements, decisions and orders of, and agreements with, any governmental agency or body and any court, relating to the protection of human health and safety (including occupational health and safety), the use, handling, transportation, disposal or release of hazardous or toxic substances, or the protection or restoration of the environment (collectively, "hse laws"), and has received, and is in compliance with all terms and conditions of, all permits, licenses or other approvals required of them under applicable hse laws in order to conduct their businesses, except, in each case, where the failure to be in compliance with or receive such permits, licenses or other approvals would not, individually or in the aggregate, have a Material Adverse Effect.

Neither the Guarantor nor any of its Subsidiaries is subject to any claims, costs or liabilities associated with any hse laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with hse laws or to acquire or comply with the terms and conditions of any permit, license or approval under any hse laws, any constraints on operating activities and any potential liabilities to third parties) which could, individually or in the aggregate, have a Material Adverse Effect; and, to the best of the Guarantor's knowledge, having made all due inquiries, there are no past or present events, conditions, circumstances, activities, practices, incidents or actions that would be reasonably likely to give rise to such costs, liabilities or claims.
2.19	Events of Default

No event has occurred or circumstances arisen which would (whether or not with the giving of notice and/or the passage of time) constitute an Event of Default in relation to the Guarantor or a default under any agreement or instrument evidencing any Indebtedness of the Guarantor.
2.20	Repetition

Each of the representations and warranties in Clause 2 (Representations and Warranties of the Guarantor) shall be deemed to be repeated by the Guarantor on the date of the granting of the Guarantee and, as long as the Guarantee in relation to the Guarantor has not been terminated, each of Clause 2.1 (Due Organisation) (solely with respect to the Guarantor and provided that, upon the occurrence of a merger or sale of assets pursuant to Clause 3.5 (Mergers and Similar Transactions), the Guarantor is the Surviving Entity), Clause 2.2 (Authorisations), Clause 2.3 (No Conflict) and Clause 2.8 Litigation and Contracts (solely with respect to any legal or governmental proceedings pending or, to the best knowledge of the Guarantor, threatened in writing delivered to the Guarantor before any court, tribunal, arbitration panel or Agency challenging the lawfulness, validity or enforceability of this Guarantee (except for any such proceedings as may have been disclosed in writing by that Guarantor to the Lender prior to the relevant date of repetition)) shall be deemed to be repeated and updated on each Interest Payment Date. The Guarantor shall inform the Lender in writing of any breach of prospective breach of such deemed repeated representations and warranties as soon as it becomes aware of the same. Each New Guarantor shall be deemed to make each of the above representations and warranties on the date on which it executes the Deed of Accession, with such modifications as are appropriate to take into account the jurisdiction in which such New Guarantor is incorporated or resident for tax purposes.
3.	COVENANTS OF THE GUARANTOR
3.1	Liens

No Guarantor will and will not permit, any of its Subsidiaries to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, which secures any Indebtedness, unless this Guarantee and any other sum owing hereunder are secured by a Lien equally and rateably with the Liens securing such other Indebtedness; provided that if such Indebtedness is subordinated Indebtedness of that Guarantor, the Lien securing such Indebtedness shall be subordinate or junior to the Lien securing this Guarantee, with the same relative priority as such Indebtedness shall have with respect to this Guarantee.

3.2	Stay, Extension and Usury Laws

Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Guarantee; and each Guarantor (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), but will suffer and permit the execution of every such power as though no such law had been enacted.
3.3	Asset Sales

No Guarantor will, or will permit any of its Subsidiaries to, consummate any Asset Sale, unless the proceeds received by that Guarantor or such Subsidiary, as the case may be, are at least equal to the Fair Market Value of the assets sold or disposed of (as determined in good faith by the Board of Directors of that Guarantor or the relevant Subsidiary) and an amount equal to such proceeds (less any costs plus reasonable expenses incurred in relation to such Asset Sale) is either (a) applied to repay permanently any Indebtedness (other than subordinated Indebtedness) of the Borrower or any of its Subsidiaries or (b) invested in assets (including Capital Stock) of a nature or type that is used or usable in the business of the Borrower or any of its Subsidiaries, being any food and beverage business that the Borrower or any such Subsidiary may conduct at the relevant time, in each case within 360 days of the date when such proceeds are received.
3.4	Transactions with Affiliates and Related Persons
(a)
Subject to sub-Clause 3.4(b) below, no Guarantor shall, or shall permit any of its Subsidiaries to, directly or indirectly, enter into, permit to exist, renew or extend any transaction or series of related transactions (including, without limitation, the purchase, sale, transfer, assignment, lease, conveyance or exchange of property or assets, or the rendering of any service) (each a "Transaction") with, or for the benefit of, any Related Person of the relevant Guarantor (or any Affiliate of such Person) or with, or for the benefit of, any Affiliate of the relevant Guarantor, unless any such Transaction or series of related Transactions is made upon fair and reasonable terms no less favourable to that Guarantor or such Subsidiary, as the case may be, than could be obtained, at the time of such Transaction or, if such Transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arms'-length transaction with, or for the benefit of, a Person that is not a Related Person of the relevant Guarantor (or any Affiliate of such Person) or an Affiliate of the relevant Guarantor.

No such Transaction shall be consummated unless, in the case of a Transaction or series of related transactions involving aggregate consideration equal to or in excess of (i) U.S.$1 million, the relevant Guarantor or such Subsidiary, as the case may be, obtains the approval of its Board of Directors and (ii) U.S.$25 million, the relevant Guarantor or such Subsidiary shall in addition have received (and shall have delivered a copy to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements)) a written opinion of an internationally or nationally recognised investment banking firm addressed to, and stating that the Transaction or series of related Transactions is fair from a financial point of view to, the relevant Guarantor or such Subsidiary.
(b)
The limitation does in sub-Clause 3.4(a) above shall not limit, and shall not apply to any Transaction or series of related Transactions solely between the relevant Guarantor or any of its Subsidiaries or the Borrower and any of the Subsidiaries of the Borrower or solely between Subsidiaries of the relevant Guarantor.

3.5	Merger and Similar Transactions
(a)
Subject to sub-Clause 3.5(b) below, no Guarantor shall merge with or into or enter into a transaction whose effect would be similar to that of a merger (including, but not limited to, by way of an acquisition through a share-for-share exchange or contribution of assets) or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (each a "merger") to, any Person or permit any Person to merge with or into that Guarantor:
		(i)	if such merger would result in a Rating Decline;
(ii)
unless the Guarantor shall be the continuing Person, or the Person (if other than the Guarantor) into which such Guarantor is merged or that acquired or leased such property and assets of the relevant Guarantor (the "Surviving Entity") shall be a company organised and validly existing under the laws of the Russian Federation, a member of the European Union (as the European Union is constituted on the date hereof), Switzerland or a State of the United States of America or the District of Columbia, and shall expressly assume, by amendment hereto, executed and delivered by such continuing Person to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), in form and substance satisfactory to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), the due and punctual payment of amounts due on this Guarantee, and the due and punctual performance and observance of all the covenants, conditions and other obligations of the Guarantor in respect of this Guarantee;
(iii)
unless, in the case of a sale, conveyance, transfer, lease or other disposal of all or substantially all of the Guarantor's property and assets, such property and assets shall have been transferred as an entirety or substantially an entirety in one transaction or a series of related transactions to one Person;
(iv)
unless immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Surviving Entity as a result of such transaction or series of transactions as having been incurred by the Surviving Entity at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;
(v)
unless immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Surviving Entity as a result of such transaction or series of transactions as having been incurred by the Surviving Entity at the time of such transaction or series of transactions) the Borrower, any Guarantor, or any Person becoming the successor obligor of the Loan or this Guarantee, as the case may be, would be able to incur an additional $1.00 of Indebtedness pursuant to Clause 14.10 (Financial Covenant) of the Loan Agreement;
(vi)
unless the Guarantor delivers to the Lender an opinion of counsel or tax adviser in form and substance reasonably acceptable to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), to the effect that neither the Lender nor any agreed funding source will recognise any income, gain or loss for Tax purposes from any such merger of the Guarantor and that the Lender and any agreed funding source would, after such merger, be subject to Taxes in the same amounts and in the same manner and at the same times as would have been the case if such merger had not occurred; and
(vii)
unless the Guarantor delivers to the Lender an opinion of counsel reasonably acceptable to the Lender, in form and substance satisfactory to the Lender (and, following the execution of any supplemental agreements entered into in connection with the agreed funding source, to the party designated by such agreements), stating that such merger or transfer and such supplemental agreement comply with this provision, that all legal conditions precedent provided for herein relating to such transaction have been complied with and that this Agreement and the Loan constitute legal, valid and binding obligations of the continuing Person, enforceable in accordance with their terms, subject, in the case of the opinion of counsel, to customary exceptions, qualifications and limitations.

(b)
The restrictions in sub-Clauses 3.5(a)(i), (iii) and (v) above shall not apply to any mergers between the Borrower and any of the Guarantors or Borrower's Subsidiaries or any of the or between two or more of the Guarantors or between any of the Guarantors and any of the Subsidiaries. The restrictions in sub-Clauses 3.5(a)(vi) and (vii) above shall not apply to any mergers between any of the Guarantors or any of the Subsidiaries or between two or more of the Guarantors or between any of the Guarantors and any of the Subsidiaries if (i) both relevant entities are incorporated in Russia, and (ii) both relevant entities have no business presence or tax residency outside Russia.
3.6	Maintenance of Authorisations
So long as any amount remains outstanding hereunder:
(i)
each Guarantor shall, and it shall procure that each of its Subsidiaries that are also Significant Subsidiaries shall, take all necessary action to obtain and do or cause to be done all things necessary, in the opinion of such Guarantor or the relevant Subsidiary, to ensure the continuance of its corporate existence, its business and intellectual property related to its business; and
(ii)
each Guarantor shall, and it shall procure that its Subsidiaries that are also Significant Subsidiaries shall, make or cause to be made all registrations, recordings and filings and shall obtain and maintain all consents, licences, approvals and authorisations, which may at any time be required to be obtained or made in Russia or any other relevant jurisdiction for the purposes of the execution, delivery or performance of this Guarantee and for the validity and enforceability thereof;

provided that if the Guarantor or any such Significant Subsidiary can remedy any failure to comply with the above within 60 days of such failure, this covenant shall be deemed not to have been breached.
3.7	Maintenance of Property

So long as any amount remains outstanding hereunder, each Guarantor and its Subsidiaries that are also Significant Subsidiaries will cause all property used in the conduct of its or their business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipments and shall cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as, in the judgments of that Guarantor or such Significant Subsidiary, may be reasonably necessary so that the business carried on in connection therewith may be properly conducted at all times.
3.8	Payment of Taxes

Each Guarantor shall, and shall cause each of its Subsidiaries to pay or discharge, before the same shall become overdue all Taxes, assessments and governmental levies, except (i) as contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with appropriate accounting provisions have been made or (ii) the amount of which, together with all such other unpaid and undischarged Taxes, assessments and governmental levies does not in aggregate exceed U.S.$1 million.

3.9	Financial Covenant
No Guarantor shall, or shall permit any of its Subsidiaries to, incur any Indebtedness, other than:
		(i)	the Loan;
(ii)
any Indebtedness in circumstances where: (1) no Event of Default shall have occurred and be continuing at the time or would occur as a consequence of the incurrence of such Indebtedness, and (2) after giving effect to the incurrence of such Indebtedness on a pro forma basis and the receipt and application of the proceeds therefrom, immediately after such incurrence the ratio of the consolidated Indebtedness of the Group to Consolidated EBITDA is 4:1 or lower; and
(iii)
in addition, any Indebtedness incurred by such Guarantor or Subsidiary, other than any Indebtedness owed to any Affiliate of the Borrower or an Affiliate of any Guarantor, which, when aggregated with all the other Indebtedness of the Group, would not exceed U.S. $100 million.
3.10	No Limitation on Dividend or Other Payments Affecting Subsidiaries
(a)
Subject to sub-clause 3.9(b) below, no Guarantor shall or shall cause or permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of itself or any Subsidiary to:
(i)
pay dividends or make any other distributions on or in respect of its Capital Stock to the Borrower or such Guarantor or any Subsidiary of the Borrower or pay any Indebtedness owed to the Borrower or such Guarantor or any such Subsidiary;
		(ii)	make loans or advances to, or guarantee any Indebtedness or other obligations of the Borrower or such Guarantor; or
		(iii)	transfer any of its property or assets to the Borrower or such Guarantor or any of the Borrower's or such Guarantor's Subsidiaries.
	(b)	The provisions of sub-Clause 3.9(a) above shall not restrict any encumbrance or restriction:
		(i)	arising solely by operation of law;
(ii)
existing under an agreement in effect on the date hereof; provided, however, that the terms, conditions and scope of any such encumbrance or restriction included in any such agreement may be amended only if:
(1)
such amended encumbrance or restriction, when taken together with all the other encumbrances and restrictions in such agreement (as amended), will not be materially more restrictive or disadvantageous (A) to the agreed funding source or the Guarantor than the encumbrance or restriction being amended or (B) to the Guarantor than is customary in comparable transactions (in each case, as determined by the Guarantor); and
(2)
the amended terms, conditions and scope of any such amended encumbrance or restriction, when taken together with the terms, conditions and scope of all the other encumbrances and restrictions in such agreement (as amended), will not materially adversely affect the Guarantor's ability to make payments on this Guarantee (as determined by the Guarantor); or
		(iii)	contained in the terms of any Indebtedness incurred in compliance with Clause 14.10 (Financial Covenant) of the Loan Agreement or in any agreement pursuant to which such Indebtedness was issued, if:
(1)
the encumbrances and restrictions in any such agreement, when taken as a whole, will not be materially more restrictive or disadvantageous to the Guarantor than is customary in comparable transactions (as determined by the Guarantor); and
(2)
the terms, conditions and scope of any such encumbrances and restrictions in any such agreement, when taken as a whole, will not materially adversely affect the Guarantor's ability to make payments on this Guarantee(as determined by the Guarantor).

3.11	Insurance

Each of the Guarantors will obtain and maintain insurance with an insurer or insurers of sufficient standing against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged in the jurisdiction where they operate, respectively, at a cost that would not have a Material Adverse Effect; provided that the relevant Guarantor can remedy any failure to comply with the above within 30 days, this covenant shall be deemed not to have been breached.
3.12	Financial Information

Each Guarantor will, at its own expense, so long the Loan remains outstanding, furnish to the Lender, copies of all reports and other communications (financial or other) furnished to stockholders of the Guarantor and furnish to the Lender, (i) as promptly as practicable, copies of any reports and financial statements furnished to or filed with any securities exchange (other than any securities exchange in Russia) on which any class of securities of the Guarantor is listed, if any; and (ii) such additional publicly available information concerning the business and financial condition of the Guarantor as the Lender may from time to time reasonably request. In addition, each Guarantor shall furnish to the Lender, such information as the London Stock Exchange plc (or any other or further stock exchange or stock exchanges or any other relevant authority or authorities on which the instruments issued to the agreed funding source may, from time to time, be listed or admitted to trading) may require in connection with the listing or admittance to trading on such stock exchange or relevant authority of instruments issued to the agreed funding source.

If so requested by the Lender, the Guarantor shall deliver to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), within 14 days of such request, an Officers' Certificate stating that to the best of each of the Officers' knowledge (i) the Guarantor has kept, observed, performed and fulfilled each and every covenant, and complied with the covenants and conditions contained in this Agreement and (ii) the Guarantor is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge).

4.	TAXATION
4.1	Additional Amounts
(a)
Subject to Clause 4.1(b), all payments made by each Guarantor under or with respect to this Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment, or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, "Taxes") imposed or levied by or on behalf of any government or political subdivision or territory or possession of any government or authority or Agency therein or thereof having the power to tax (each, a "Taxing Authority") within the jurisdiction in which the relevant Guarantor is resident for tax purposes or Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes), unless the relevant Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. For the avoidance of doubt, this Clause 4.1 shall not apply to any Taxes on income payable by the Lender.
(b)
If at any time a Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of any Taxing Authority within the jurisdiction in which the relevant Guarantor is resident for tax purposes or Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) from any payment made under or with respect to the Guarantee, that Guarantor, failing which the other Guarantors, shall, on the due date for such payment, pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by the Lender (including Additional Amounts) in U.S. dollars after such withholding or deduction will not be less than the amount the Lender would have received if such Taxes had not been withheld or deducted and free from liability in respect of such withholding or deduction; provided, however, that for the avoidance of doubt, such Additional Amounts shall not be payable with respect to any Taxes on income payable by the Lender.
	(c)	Each Guarantor will also:
(i) make such withholding or deduction; and
(ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.
(d)
If the Lender pays any amount in respect of such Taxes, in respect of which Additional Amounts are payable (without prejudice to, and duplication of, the provisions of Clause 4.3 (Tax Indemnity)), each relevant Guarantor shall reimburse the Lender in U.S. dollars for such payment on demand.
(e)
Whenever this Guarantee mentions, in any context, the payment of amounts based upon the principal or premium, if any, interest or of any other amount payable under or with respect to the Loan or the Guarantee, this includes, without duplication, payment of any Additional Amounts and Tax Indemnity Amounts that may be applicable.

The foregoing provisions shall apply, modified as necessary, to any Taxes imposed or levied by any Taxing Authority in any jurisdiction in which any Guarantor or any successor of the Borrower or of any Guarantor is organised.
4.2	Payments
The Lender shall assist each Guarantor in ensuring that all payments made under this Guarantee are exempt from deduction or withholding of Tax.

4.3	Tax Indemnity
Without prejudice to, and without duplication of, the provisions of Clause 4.1 (Additional Amounts),
(a)
if at any time the Lender makes or is required to make any payment to a Person (other than to or for the account of the agreed funding source) on account of Tax (other than Taxes on income payable by the Lender) in respect of this Guarantee or in respect of any instruments issued to, or documents entered into with, the agreed funding source imposed by any Taxing Authority of or in Russia, Luxembourg or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes, or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, each Guarantor shall, as soon as reasonably practicable following, and in any event within 30 calendar days of, written demand made by the Lender, indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or Incurred in connection therewith; and
(b)
if at any time a Taxing Authority imposes an obligation on the Lender to withhold or deduct any amount on any payment made or to be made by the Lender to or for the account of the agreed funding source and the Lender is required by any instruments issued to, or documents entered into with, the agreed funding source, to pay additional amounts to such agreed funding source in connection therewith, each Guarantor shall, as soon as reasonably practicable following, and in any event within 30 calendar days of, written demand made by the Lender, pay to the Lender such additional amounts as may be necessary so that the net amount received by the agreed funding source (including such additional amounts) in U.S. dollars after such withholding or deduction will not be less than the amount such agreed funding source would have received if such withholdings or deductions had not been made and free from liability in respect of such withholding or deduction.

Any payments required to be made by any Guarantor under this Clause 4.3 are collectively referred to as "Tax Indemnity Amounts". For the avoidance of doubt, the provisions of this Clause 4.3 shall not apply to any withholding or deductions of Taxes with respect to this Guarantee which are subject to payment of Additional Amounts under Clause 4.1 (Additional Amounts).
4.4	Tax Claims

If the Lender intends to make a claim for any Tax Indemnity Amounts pursuant to Clause 4.3 (Tax Indemnity), it shall notify each relevant Guarantor thereof; provided that nothing herein shall require the Lender to disclose any confidential information relating to the organization of its affairs.

4.5	Tax Credits and Tax Refunds
(a)
If any Additional Amounts are paid under Clause 4.1 (Additional Amounts) or Tax Indemnity Amounts are paid under Clause 4.3 (Tax Indemnity) by any Guarantor for the benefit of the Lender and the Lender, in its reasonable opinion, determines that it has received or been granted a credit against, a relief or remission for, or a repayment of, any Tax, then, if and to the extent that the Lender, in its reasonable opinion, determines that such credit, relief, remission or repayment is in respect of or calculated with reference to the deduction or withholding giving rise to such Additional Amounts or, in the case of Tax Indemnity Amounts, with reference to the liability, expense or loss to which the payment giving rise to such Tax Indemnity Amounts relates, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to each relevant Guarantor such amount as the Lender shall, in its reasonable opinion, have concluded to be attributable to such deduction or withholding or, as the case may be, such liability, expense or loss; provided that the Lender shall not be obliged to make any payment under this Clause 4.5 in respect of such credit, relief, remission or repayment until the Lender is, in its reasonable opinion, satisfied that its tax affairs for its tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled. Any such payment shall, in the absence of manifest error and subject to the Lender specifying in writing in reasonable detail the calculation of such credit, relief, remission or prepayment and of such payment and providing relevant supporting documents evidencing such matters, be conclusive evidence of the amount due to each relevant Guarantor hereunder and shall be accepted by each relevant Guarantor in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing contained in this Clause 4.5 shall interfere with the right of the Lender to arrange its tax affairs generally in whatever manner it thinks fit nor oblige the Lender to disclose any information relating to its tax affairs generally or any computations in respect thereof.
(b)
If as a result of a failure to obtain relief from deduction or withholding of any Tax imposed by the jurisdiction in which the relevant Guarantor is resident for tax purposes or Luxembourg (or any Qualified Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) (i) such Tax is deducted or withheld by any Guarantor and pursuant to Clause 4.1 (Additional Amounts) an increased amount is paid by any relevant Guarantor to the Lender in respect of such deduction or withholding, and (ii) following the deduction or withholding of Tax as referred to above, (A) the relevant Guarantor applies on behalf of the Lender to the relevant Taxing Authorities for a tax refund and such tax refund is credited by the relevant Taxing Authorities to the Lender or (B) if such tax refund is otherwise credited by a relevant Taxing Authority to the Lender pursuant to a final decision of such Taxing Authority, the Lender shall as soon as reasonably possible notify such relevant Guarantor of the receipt of such tax refund and promptly transfer the entire amount of the tax refund to a bank account of each relevant Guarantor specified for that purpose by each relevant Guarantor.
4.6	Representations of the Lender

The Lender represents that (a) it is a bank which at the date hereof is a resident of Luxembourg, is subject to taxation in Luxembourg on the basis of its registration as a legal entity, location of its management body or another similar criterion and it is not subject to taxation in Luxembourg merely on income from sources in Luxembourg or connected with property located in Luxembourg; (b) it will account for the Loan on the date of closing on its balance sheet as an asset under "loans and advances to customers" and any arrangements with the agreed funding source as a liability under "liabilities evidenced by paper" and (c) at the date hereof, it does not have a permanent establishment in Russia.

The Lender shall make reasonable and timely efforts to assist each relevant Guarantor to obtain relief from the withholding of income tax in any jurisdiction in which the relevant Guarantor is resident for tax purposes, pursuant to the double taxation treaty between the jurisdiction in which the relevant Guarantor is resident for tax purposes and the jurisdiction in which the Lender is incorporated, including its obligations under Clause 4.8 (Delivery of Forms). The Lender makes no representation as to the application or interpretation of any double taxation treaty between the jurisdiction in which the relevant Guarantor is resident for tax purposes and the jurisdiction in which the Lender is incorporated.

4.7	Exceptions

The Lender agrees promptly, upon becoming aware of such, to notify each Guarantor if it ceases to be resident in Luxembourg or a Qualifying Jurisdiction or if any of the representations set forth in Clause 4.6 (Representations of the Lender) are no longer true and correct. If the Lender ceases to be resident in Luxembourg or a Qualifying Jurisdiction, then, except in circumstances where the Lender has ceased to be resident in Luxembourg or a Qualifying Jurisdiction by reason of any Change of Law (including a change in a double taxation treaty or in such law or treaty's application or interpretation), in each case taking effect after the date of this Guarantee, no Guarantor shall be liable to pay to the Lender under Clause 4.1 (Additional Amounts) or Clause 4.3 (Tax Indemnity) any sum in excess of the sum it would have been obliged to pay if the Lender had not ceased to be resident in Luxembourg or a Qualifying Jurisdiction.
4.8	Delivery of Forms

The Lender shall within 30 calendar days of the request of any Guarantor, to the extent it is able to do so under applicable law including the laws of the jurisdiction in which the relevant Guarantor is resident for tax purposes, deliver to that Guarantor a certificate issued by the competent Taxing Authority in Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) confirming that the Lender is a tax resident in Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and such other information or forms as the relevant Guarantor may need to be duly completed and delivered by the Lender to enable that Guarantor to apply to obtain relief from deduction or withholding of the relevant Tax after the date of this Guarantee or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of the relevant Tax has not been obtained. The Lender shall, within 30 calendar days of the request of any Guarantor, to the extent it is able to do so under applicable laws, including the laws of the jurisdiction in which the relevant Guarantor is resident for tax purposes, from time to time deliver to that Guarantor any additional duly completed application forms as need to be duly completed and delivered by the Lender to enable that Guarantor to apply to obtain relief from deduction or withholding of the relevant Tax or, as the case may be, to apply to obtain a tax refund if a relief from deduction or withholding of the relevant Tax has not been obtained. The certificate and, if required, other forms referred to in this Clause 4.8 shall be duly signed by the Lender, if applicable, and stamped or otherwise approved by the competent Taxing Authority in Luxembourg (or any Qualifying Jurisdiction in which the Lender or any successor thereto is resident for tax purposes) and apostilled or otherwise legalised. If a relief from deduction or withholding of the relevant Tax under this Clause 8.8 has not been obtained and further to an application of that Guarantor to the relevant Taxing Authorities the latter requests the Lender's rouble bank account details, the Lender shall at the request of that Guarantor (x) use reasonable efforts to procure that such rouble bank account of the Lender is duly opened and maintained, and (y) thereafter furnish that Guarantor with the details of such rouble bank account. The relevant Guarantor shall pay for all costs associated, if any, with opening and maintaining such rouble bank account.
4.9	Notification of Requirement to Deduct Tax

If, at any time, a Guarantor is required by law to make any deduction or withholding from any sum payable by it hereunder, or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated, that Guarantor shall promptly notify the Lender.
4.10	Evidence of Payment of Tax

Each relevant Guarantor will make all reasonable endeavours to obtain certified copies, and translations into English, of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. That Guarantor will furnish to the Lender (and, following the execution of any other agreements entered into in connection with the agreed funding source, to the party designated by such agreements), within 60 calendar days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by that Guarantor or, if such receipts are not obtainable, other evidence of such payments by that Guarantor.

5.	CURRENCY OF ACCOUNT AND PAYMENT
5.1	Currency of Account
The U.S. dollar is the currency of account and payment for each and every sum at any time due from each Guarantor hereunder.
5.2	Currency Indemnity

If any sum due from any Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against such Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, the relevant Guarantor shall indemnify and hold harmless the Lender from and against any loss suffered or reasonably incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.
6.	ASSIGNMENTS AND TRANSFERS
6.1	No Assignments and Transfers by the Guarantors
No Guarantor shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.
6.2	Assignments by the Lender
(a)
Prior to an Event of Default, the Lender may (i) on or at any time after the date hereof assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder (save for (x) its rights to principal, interest and other amounts paid and payable under this Guarantee and (y) its right to receive amounts paid and payable under any claim, award or judgment relating to this Guarantee in favour of the agreed funding source) to or on behalf of the agreed funding source and (ii) subject to the prior written consent of the Guarantors (such consent not to be unreasonably withheld or delayed) and except as may be otherwise specifically provided under the agreements entered into in connection with the agreed funding source, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to any company which, as a result of any amalgamation, merger or reconstruction or which, as a result of any agreement with the Lender, or any previous substitute, owns beneficially the whole or substantially the whole of the undertaking, property and assets owned by the Lender prior to such amalgamation, merger, reconstruction or agreement coming into force and where, in the case of any company which will own the whole or substantially the whole of the undertaking, property or assets of the Lender, the substitution of that company as principal debtor in relation to the agreed funding source would not be materially prejudicial to the interests of the agreed funding source or the Guarantors. Any reference in this Guarantee to any such assignee or transferee pursuant to subclause (ii) of this Clause 6.2(a) shall be construed accordingly and, in particular, references to the rights, benefits and obligations hereunder of the Lender, following such assignment or transfer, shall be references to such rights, benefits or obligations by the assignee or transferee.
(b)
On or following an Event of Default, the Lender may, by notice to the Guarantors, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to the agreed funding source, or any assignee or transferee appointed in connection with the agreed funding source. Any reference in this agreement to any such assignee or transferee shall be construed accordingly and, in particular, references to the rights, benefits and obligations hereunder of the Lender, following such assignment or transfer, shall be references to such rights, benefits or obligations by the assignee or transferee appointed in connection with the agreed funding source.

7.	PARTIAL INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
8.	NOTICES; LANGUAGE
8.1	Communications in Writing
Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
8.2	Delivery

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall, unless that other person has by 15 calendar days' written notice to the same specified another address, be made or delivered to that other person at the address identified with its signature below and shall be effective or when left at that address (in the case of a letter) or when received by the addressee (in the case of a fax). Provided that any communication or document to be made or delivered by one party to the other party shall be effective only when received by such other party and then only if the same is expressly marked for the attention of the department or officer identified with the such other party's signature below, or such other department or officer as such other party shall from time to time specify for this purpose.
8.3	Language

This Agreement shall be signed in English. Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified by an officer of the person making or delivering the same as being a true and accurate translation thereof.
9.	GOVERNING LAW AND JURISDICTION
9.1	English Law
This Guarantee is governed by, and shall be construed in accordance with, English law.
9.2	English Courts

Each Guarantor irrevocably agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which arise out of or in connection with this Guarantee ("Proceedings") and, for such purposes, irrevocably submit to the jurisdiction of such courts.
9.3	Appropriate Forum

Each Guarantor irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes (as defined below), and agrees not to claim that any such court is not a convenient or appropriate forum.
9.4	Service of Process

Each Guarantor agrees that the process by which any Proceedings in England are begun may be served on them by being delivered to Law Debenture Corporate Services Limited, or their registered offices for the time being. If any Person mentioned in this Clause is not or ceases to be effectively appointed to accept service of process on any Guarantor's behalf, the relevant Guarantor shall immediately appoint a further Person in England to accept service of process on its behalf. Nothing in this Clause shall affect the right of either party hereto to serve process in any other manner permitted by law.
9.5	Non-exclusivity

The submission to the jurisdiction of the English courts in accordance with Clause 9.2 (English Courts) hereof shall not, and shall not be construed so as to, limit the right of any party hereto to take Proceedings in any other court of competent jurisdiction.

9.6	Consent to Enforcement, etc.

Each Guarantor consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, irrespective of its use or intended use, of any order or judgement which is made or given in such Proceedings.
9.7	Arbitration

If any dispute or difference of whatever nature howsoever arises from or in connection with this Guarantee, or any supplement, modifications or additions thereto, (each a "Dispute"), the Lender may elect, by notice to each Guarantor, to settle such claim by arbitration in accordance with the following provisions. Each Guarantor hereby agrees that (regardless of the nature of the Dispute) any Dispute may be settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the "Rules") as at present in force by a panel of three arbitrators appointed in accordance with the Rules. The seat of any reference to arbitration shall be London, England. The procedural law of any reference to arbitration shall be English law. The language of any arbitral proceedings shall be English. The appointing authority for the purposes set forth in Articles 7(2) and 7(3) of the Rules shall be the London Court of International Arbitration.
9.8	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Guarantee has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Guarantee, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.
IN WITNESS whereof this Guarantee has been entered into as a deed poll by each Guarantor on the date which appears first on page 1.

Executed as a deed by OAO LIANOZOVO DAIRY PLANT and signed and delivered as a deed by:
/s/ M. BYRDIN M. Byrdin
on its behalf in the presence of:
Witness:
/s/ R. BOLOTOVSKY Bolotovsky R. V.
Address: 109028, Moscow, Yauzsky Bulvar, d. 16/15 R. 306
and
signed and delivered as a deed by:
/s/ N. GORCHUKOVA N. Gorchukova
on its behalf in the presence of:
Witness:
/s/ S. STYAZHKIN Styazhkin S.V.
Address: 109028, Moscow, Yauzsky Bulvar, d. 16/15 R. 306
Executed as a deed by OAO TSARITSINO DAIRY PLANT and signed and delivered as a deed by:
/s/ L. USIKOVA L. Usikova
on its behalf in the presence of:
/s/ R. BOLOTOVSKY Bolotovsky R. V.
Address: 109028, Moscow, Yauzsky Bulvar, d. 16/15 R. 306

and
signed and delivered as a deed by:
/s/ N. GORCHUKOVA N. Gorchukova
on its behalf in the presence of:
/s/ S. STYAZHKIN Styazhkin S.V.
Address: 109028, Moscow, Yauzsky Bulvar, d. 16/15 R. 306
Executed as a deed by ZAO TRADE COMPANY WIMM-BILL-DANN and signed and delivered as a deed by:
/s/ D. KOLOKATOV D. Kolokatov
on its behalf in the presence of:
/s/ R. BOLOTOVSKY Bolotovsky R. V.
Address: 109028, Moscow, Yauzsky Bulvar, d. 16/15 R. 306
and
signed and delivered as a deed by:
/s/ V. GURIEVA V. Gurieva
on its behalf in the presence of:
/s/ S. STYAZHKIN Styazhkin S.V.
Address: 109028, Moscow, Yauzsky Bulvar, d. 16/15 R. 306
Executed as a deed by UBS (LUXEMBOURG) S.A. and signed and delivered as a deed by:

/s/ M. SCHWITTER M. Schwitter
on its behalf in the presence of:
Witness:
/s/ M. WEIL M. Weil
Address: UBS (Luxembourg) S.A., 17-21 bd Joseph II, P.O. Box 2, L-2010 Luxembourg
and
signed and delivered as a deed by:
/s/ F. GERSTER F. Gerster
on its behalf in the presence of:
Witness:
/s/ M. WEIL M. Weil
Address: UBS (Luxembourg) S.A., 17-21 bd Joseph II, P.O. Box 2, L-2010 Luxembourg

Schedule

Form of Guarantor Deed of Accession

To:	UBS (Luxembourg) S.A.
From:	[Subsidiary] and Wimm-Bill-Dann Foods OJSC

Dated:

Dear Sirs,

1.
We refer to a deed of guarantee dated as of    •    2003 and made between UBS (Luxembourg) S.A. as Issuer, OJSC and OAO Lianozovo Dairy Plant, OAO Tsaritsino Dairy Plant and ZAO Trade Company Wimm-Bill-Dann as Guarantors (the "Deed of Guarantee").

2.
Terms defined in the Deed of Guarantee shall bear the same meaning herein.

3.
The Borrower requests that [Subsidiary] become a New Guarantor pursuant to Clause 1.10 (Termination and Accession of Guarantors) of the Deed of Guarantee.

4.
[Subsidiary] is a [corporate form] duly organised under the laws of [name of relevant jurisdiction].

5.
[Subsidiary] confirms that it has received from the Borrower a true and up-to-date copy of the Loan Agreement as at the date hereof.

6.
[Subsidiary] undertakes, upon its becoming a Guarantor, to perform all the obligations expressed to be undertaken under the Deed of Guarantee by a Guarantor and agrees that it shall be bound by the Deed of Guarantee [add any other agreements binding on Guarantors] in all respects as if it had been an original party thereto [except that: [                        ]].

7.
The Borrower:

(a)
repeats the Representations that are deemed to be repeated in the Loan Agreement;

(b)
confirms that no Default or Event of Default is continuing or would occur as a result of [Subsidiary] becoming a New Guarantor; and

(c)
confirms that all the conditions precedent to the addition of a New Guarantor have been satisfied.

8.
[Subsidiary] makes the representations set out in Clause 2 (Representations and Warranties of the Guarantors) of the Deed of Guarantee in respect of itself and on its own behalf other than [    •    ].

9.
[Subsidiary's] administrative details are as follows:

Address:
Fax.:
Telephone:
Contact Name:

10.
[Process Agent* [Subsidiary] agrees that the documents which [start]?? any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it at [address of Subsidiary's place of business in England] or at any address in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985] / [on name of process agent in England at address of process agent or, if different, its registered office. If [Subsidiary] ceases to have a place of business in Great Britain]/[the appointment of the person mentioned above ceases to be effective], [Subsidiary] shall immediately appoint another person in England to accept service of process on its behalf in England. If it fails to do so (and such failure continues for a period of not less than fourteen days), the Agent shall be entitled to appoint such a person by notice. Nothing contained herein shall restrict the right to serve process in any other manner allowed by law. This applies to Proceedings in England and to Proceedings elsewhere.]

11.
This Deed of Accession shall be governed by English law.

Executed as a deed by

UBS (Luxembourg) S.A.
and signed and delivered as a deed by

...................................... and

......................................on its behalf in the presence of:

Witness:

Signature:

Name:

Address:

Executed as a deed by

[Subsidiary]

and signed and delivered as a deed
on its behalf in the presence of:

Witness:

Signature:

Name:

Address:

*
This clause is required only if the New Guarantor is not incorporated in England or Wales.

QuickLinks

  Exhibit 4.2
Schedule Form of Guarantor Deed of Accession